Exhibit 99.1

SYCAMORE NETWORKS, INC.
2009 STOCK INCENTIVE PLAN

1.       Purpose.

This 2009 Stock Incentive Plan, as may be amended from time to time pursuant to Paragraph 19 hereof (the “Plan”), is intended to provide incentives to the officers, directors, employees and consultants of Sycamore Networks, Inc. (the “Company”), and of any present or future parent or subsidiary of the Company, and any other business venture (including but not limited to joint ventures and limited liability companies) in which the Company has a substantial interest (collectively, “Related Entities”), by providing them with opportunities to acquire a direct proprietary interest in the operations and future success of the Company.  To this end, the Plan provides for the grant of stock options, restricted stock, restricted stock units, and other stock-based awards (“Awards”).  Any of these Awards may, but need not, be made as performance incentives to reward attainment of short-term or long-term performance goals in accordance with the terms thereof.  Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein, except that stock options granted to outside directors and any consultants providing services to the Company or a Related Entity shall in all cases be non-qualified stock options.  Recipients of Awards under the Plan are referred to hereinafter as “Participants”.  For purposes of granting incentive stock options, and Awards intended to be deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and where otherwise required by applicable law or stock exchange listing requirement, the terms “parent” and “subsidiary” mean “parent corporation” and “subsidiary corporation”, respectively, as those terms are defined in Section 424 of the Code (each such corporation, a “Related Corporation”).

This Plan will become effective on the date on which it is approved by the Company’s stockholders (the “Effective Date”), provided that amendments to this Plan will become effective in accordance with Paragraph 19.

2.       Administration of the Plan.

                       A.    Board or Committee Administration.  The Plan will be administered by a committee or committees appointed by the Board of Directors of the Company (the “Board”) and consisting of two or more members of the Board.  The Board may delegate responsibility for administration of the Plan with respect to designated Award recipients to different committees, subject to such limitations as the Board deems appropriate.  Members of a committee will serve for such term as the Board may determine, and may be removed by the Board at any time.  The term “Committee,” when used in this Plan, refers to the committee that has been delegated authority with respect to a matter.  In determining the composition of any committee or subcommittee, the Board or Committee, as the case may be, shall consider the desirability of compliance with the compositional requirements of (i) Rule 16(b)-3 of the Securities and Exchange Commission with respect to Participants who are subject to the trading restrictions of Section 16(b) of the Securities and Exchange Act of 1934 (the “Exchange Act”) with respect to securities of the Company, (ii) Section 162(m) of the Code, and (iii) the independence requirements of the stock exchange on which the Company’s Common Stock is listed, but shall not be bound by such compliance; provided, however, that discretionary Awards to non-employee directors of the Company shall be administered and determined by a Committee satisfying the requirements in Paragraph 2A(iii) hereof.

                       B.    Committee Actions.  Subject to the provisions of the Plan, any Committee has full authority to administer the Plan within the scope of its delegated responsibilities, including authority to interpret and construe any relevant provision of the Plan, to adopt rules and regulations that it deems necessary, to determine which individuals are eligible to participate and/or receive Awards, to determine the amount and/or number of shares subject to such Award, and to determine the terms of such Award made (which terms need not be identical).  Decisions of a Committee made within the discretion delegated to it by the Board are final and binding on all persons.

                       C.    Delegation to Executive Officers.  To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the authority to grant Awards and exercise such other powers under the Plan as the Board may determine; provided, however, that (i) the Board shall fix the maximum number of shares subject to Awards and the maximum number of shares for any one participant to be made by such executive officers, and (ii) such executive officers may not grant an Award to a director of the Company or an executive officer of the Company as defined under Section 16 of the Exchange Act.  Notwithstanding anything to the contrary in this Paragraph 2C, the Board may not delegate to an executive officer of the Company the authority to determine the Fair Market Value of the Company’s Common Stock pursuant to Paragraph 10 below.

3.       Stock Subject to the Plan.  The stock subject to Awards will be authorized but unissued shares of Common Stock of the Company, par value $.001 per share (the “Common Stock”), or shares of Common Stock reacquired by the Company in any manner.  Subject to adjustment as provided in Paragraph 18, the aggregate number of shares which may be issued pursuant to the Plan is equal to (i) 28,000,000 shares, plus (ii) the number of shares of Common Stock, as of the Effective Date of this Plan, covered by issued and outstanding Awards granted under the Company’s 1999 Stock Incentive Plan, as amended, and the Company’s 1998 Stock Incentive Plan (the “Prior Plans”) that are not exercised or are forfeited, lapse or expire, or otherwise terminate without delivery of any Common Stock subject thereto, to the extent such shares would otherwise again have been available for issuance under such Prior Plans.

                       A.    Adjustments in Authorized Shares.  The Board shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, the acquisition of property or stock, or other corporate transactions (collectively, “Corporate Transactions”).  The number of shares of Common Stock reserved pursuant to Paragraph 3 shall be increased by the corresponding number of awards assumed and, in the case of substitution, by the net increase in the number of shares of Common Stock subject to awards before and after the substitution.

                      B.    Share Usage.  If any Award granted under the Plan (including outstanding Awards granted under the Company’s Prior Plans) is not exercised or is forfeited, lapses or expires, or otherwise terminates without delivery of Common Stock subject thereto, the shares subject to such Award will again be available for grants of Awards under the Plan.  The number of shares of Common Stock available for issuance under the Plan shall not be increased by (i) any shares of Common Stock tendered or withheld or Awards surrendered in connection with the purchase of shares of Common Stock upon exercise of an Option as described in Paragraph 15A, or (ii) any shares of Common stock deducted or delivered from an Award payment in connection with the Company’s tax withholding obligations as described in Paragraph 15B.

                       C.   Restrictions.  Notwithstanding the terms of Paragraph 18C, and except as otherwise provided in this Paragraph 3C, (i) Restricted Stock Awards, Restricted Unit Awards, and Other Stock-Based Awards (collectively, “Full Value Awards”) that vest solely by the passage of time shall not vest in full in less than three (3) years from the grant date; and (ii) Full Value Awards that vest, or are subject to acceleration of vesting, upon the achievement of performance criteria shall not vest in full in less than one (1) year from the date of grant.  In addition, except as otherwise provided in this Paragraph 3C, the Committee may not waive existing restrictions or conditions applicable to Awards under the Plan.  The foregoing restrictions shall not apply in the case of a Participant’s death, disability, or retirement, or upon or in connection with a Change in Control. In addition, the Committee may provide for the continuation of vesting in accordance with the applicable vesting schedule of an Award upon a Participant’s separation of service from the Company pursuant to the terms of any severance plan or agreement that may apply to the Participant.  Awards that do not meet the guidelines set forth above shall be limited to 10% of the shares authorized for issuance under the Plan as determined in accordance with the share usage provisions set forth in this Paragraph 3.  The foregoing restrictions shall not apply to Full Value Awards assumed in connection with any Corporate Transaction.

4.       Award Eligibility and Limitations.  Subject to limitations contained in the Plan, Awards may be made under the Plan to: (i) any employee or executive officer of the Company or of any Related Entity, (ii) any director of the Company or of any Related Entity, and (iii) any consultant of the Company or of any Related Entity.

                       A.    Limitations on Awards and Successive Awards.  Options granted hereunder which qualify as incentive stock options under Section 422(b) of the Code (“ISO” or “ISOs”) may be granted to any employee of the Company or any Related Corporation.  Those officers and directors of the Company who are not employees may not be granted ISOs under the Plan.  Options granted hereunder which do not qualify as ISOs (“Non-Qualified Options”) (and collectively with ISOs, “Options”) and all other Awards may be granted to any employee, officer or director (whether or not also an employee) or consultant of the Company or any Related Entity.  The Committee may take into consideration a Participant’s individual circumstances in determining whether to grant an ISO, a Non-Qualified Option or other form of Award under the Plan. The granting of any Award to a Participant will neither entitle that Participant to, nor disqualify him from, participation in any other grant of Awards.  Neither the Company nor any Related Corporation shall have any liability to an individual granted an Option hereunder, or to any other party, if an Option (or any part thereof) which is intended to be an ISO is not an ISO.

                       B.    Limitation on Shares of Common Stock Subject to Awards.  During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act: (i) the maximum number of shares of Common Stock subject to Options that can be awarded under the Plan to any individual eligible for an Award under Paragraph 4 hereof is 2,000,000 per calendar year; and (ii) the maximum number of shares subject to Full Value Awards that can be awarded under the Plan to any individual eligible for an Award under Paragraph 4 hereof is 1,000,000 per calendar year.  The limitations in this Paragraph 4B are subject to adjustment as provided in Paragraph 18 hereof.

                       C.    ISO Limitation.  Subject to adjustment as provided in Paragraph 18 (and, to the extent permitted under Sections 422 and 424 of the Code, as provided in Paragraph 3B), the aggregate number of shares of Common Stock described in Paragraph 3 that may be issued pursuant to the Plan with respect to Options granted as ISOs is 28,000,000 shares.

5.       Granting of Awards.  Awards may be granted under the Plan at any time after the Effective Date and before the tenth anniversary of the Effective Date, except that ISOs must be granted within ten (10) years from the date the Plan is adopted by the Board or the date the Plan is approved by the Company’s stockholders, whichever is earlier.  The date of grant of an Award under the Plan will be the date specified by the Committee at the time it approves the Award.  Unless otherwise specified by the Committee in connection with a particular grant, Awards granted under the Plan are intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations thereunder.

6.       Terms of Awards.  Awards will be evidenced by instruments (which need not be identical) in such forms as the Committee may from time to time approve. Such instruments must conform to or incorporate by reference the terms set forth in this Plan and may contain such other provisions as the Committee deems advisable which are not inconsistent with the Plan.  In addition, subject to the provisions of the Plan, the applicable vesting schedule, if any, for an Award under the Plan

(hereafter, the “Vesting Ratio”) shall be set forth in such instrument.  For purposes of the Plan, the total number of shares multiplied by the Vesting Ratio as set forth in the Award instrument are “Vested Shares”.  Each Award granted pursuant to the Plan shall be subject to forfeiture if, in the discretion of the Committee, the recipient of such Award has not, within a forty-five (45) day period of time following the grant of such Award, executed any instrument required by the Committee to be executed in connection with the Award.

7.       Option Price.  The exercise price per share will be fixed by the Committee, provided, however, that in no event will the exercise price per share in the case of an Option be less than one hundred percent (100%) of the Fair Market Value per share of the Company’s Common Stock on the Option grant date.  In the case of an ISO to be granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, the price per share specified in the agreement relating to such ISO shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of the Company’s Common Stock on the date of grant.  Notwithstanding the foregoing, an Option may be granted with an exercise price lower than the Fair Market Value per share of the Company’s Common Stock if such Option is granted pursuant to an assumption of or substitution for another option.

8.       Repricing and Re-Grant of Stock Options.  Absent stockholder approval within twelve (12) months prior to the event, neither the Board nor any Committee shall have authority to: (i) reduce the exercise price per share of any outstanding Option under the Plan, or (ii) cancel and re-grant any outstanding Option under the Plan that has the effect of reducing the exercise price per share of any outstanding Option.  Notwithstanding the above, appropriate adjustments may be made to outstanding Options pursuant to Paragraph 18 and Paragraph 19 of the Plan and may be made to make changes to achieve compliance with applicable law, including Section 409A of the Code.

9.       Dollar Limitation on ISOs.  To the extent that the aggregate fair market value (determined as of the respective date or dates of grant) of the shares with respect to which Options that would otherwise be ISOs are exercisable for the first time by any individual during any calendar year under the Plan (or any other plan of the Company or any Related Corporation) exceeds the sum of One Hundred Thousand Dollars ($100,000) (or a greater amount permitted under the Code), whether by reason of acceleration or otherwise, those Options will not be treated as ISOs.  In making this determination, Options will be taken into account in the order in which they were granted.

10.     Determination of Fair Market Value.  The “Fair Market Value” of the Company’s Common Stock shall be determined as follows: (i) if the Company’s Common Stock is listed on any established stock exchange or a national market system, including without limitation The Nasdaq Global Select Market or The Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price of such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the date the Award is granted; (ii) if the Company’s Common Stock is regularly quoted by an established quotation service for over-the-counter securities but selling prices are not reported, its Fair Market Value shall be the closing bid price (or average of bid prices) as quoted on such service for the date the Award is granted; (iii) if the Common Stock is not publicly traded at the time an Award is granted under the Plan, its Fair Market Value shall be the fair value of the Common Stock as determined by the Board after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm’s length.  These principles shall also be applied to establish Fair Market Value for purposes of determining the value of any shares tendered or withheld to exercise an Award, the amount of any income arising from the exercise or vesting of an Award, and the value of shares tendered or withheld to satisfy any tax withholding obligation of a Participant; provided, however, in the case of a Cashless Exercise, the Fair Market Value of any shares tendered or withheld to exercise an Award or to satisfy any tax withholding obligation shall be determined by reference to the market transaction price.

11.     Option Term.  Subject to earlier termination as provided in Paragraph 16, each Option will expire on the date specified by the Committee, but not more than (i) ten years from the date of grant in the case of Non-Qualified Options, (ii) ten years from the date of grant in the case of ISOs generally, and (iii) five years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation. Subject to earlier termination as provided in Paragraph 16, the term of each ISO will be the term set forth in the original instrument granting such ISO, except with respect to any part of such ISO that is converted into a Non-Qualified Option pursuant to Paragraph 18.

12.     Exercise of Option.  Subject to the provisions of the Plan, each Option granted under the Plan will be exercisable as follows:

                       A.    Right to Exercise.  The Option will become exercisable at such time or in such installments as the Committee may specify.

                       B.   Partial Exercise.  Each Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable and vested.

                       C.   Term.  Under no circumstances shall the exercise period for an Option be extended beyond the term of the Option.

13.     Restricted Stock.

                       A.   Grants.  The Committee may grant awards of restricted stock (“Restricted  Stock Awards”) entitling Participants to acquire shares of Common Stock, subject to the right of the Company to require forfeiture of such shares in the event that conditions specified by the Committee in the applicable Restricted Stock Award agreement are not satisfied prior to the end of the applicable restriction period or periods established by the Committee for such Restricted Stock Awards.

                       B.   Terms and Conditions.  Subject to the provisions in the Plan and Paragraphs 3 and 4 thereof, the Committee shall determine the terms and conditions of any such Restricted Stock Award, including the grant date and the vesting schedule.  Any stock certificates issued or book entry recorded in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee).  At the expiration of the applicable restriction periods, the Company (or such designee) shall either deliver the certificates to the Participant or designate the book entry shares in the Participant’s account as no longer subject to such restrictions to the Participant, or if the Participant has died, to the beneficiary designated by the Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”).  In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

                      C.   Dividends.  Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such shares, unless otherwise provided by the Committee.  Unless otherwise provided by the Committee, if any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the shares, cash or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. Each dividend payment will be made no later than the end of the calendar year in which the dividends are paid to shareholders of that class of stock or, if later, the 15th day of the third month following the date the dividends are paid to shareholders of that class of stock.

14.     Provisions of Stock Awards Other Than Options or Restricted Stock.

                       A.  Restricted Stock Units.

(1)  Grants.  The Committee may grant awards of restricted stock units (“Restricted Stock Units”) entitling Participants to acquire shares of Common Stock (or the cash equivalent) in the future.  Subject to the provisions in the Plan and Paragraphs 3 and 4 thereof, the Committee shall determine the terms and conditions of any such Restricted Stock Unit Award, including the grant date and the vesting schedule.

(2)  Settlement.  Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as provided in the applicable Award agreement.

(3)  Voting Rights.   A Participant shall have no voting rights with respect to any Restricted Stock Units.

(4)  Dividend Equivalents.   To the extent provided by the Committee in its sole discretion, a grant of Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”).  Dividend Equivalents may be paid currently or credited to an account for the Participants, may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, as determined by the Committee in its sole discretion, subject in each case to such terms and conditions as the Committee shall establish, in each case to be set forth in the applicable Award agreement.

                       B.   Other Stock-Based Awards.

(1)  General.   Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants (“Other Stock-Based Awards”), including without limitation Awards entitling Participants to receive shares of Common Stock to be delivered in the future. Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled.  Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Committee shall determine.

(2)    Terms and Conditions.   Subject to the provisions of the Plan, the Committee shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.

                      C.   Performance Awards.

(1)  Grants.   Restricted Stock Awards, Restricted Stock Unit Awards, and Other Stock-Based Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Paragraph 14 (“Performance Awards”), subject to the limits in Paragraphs 3 and 4 on shares covered by such Awards.

(2)  Committee.   Grants of Performance Awards to any Covered Employee intended to qualify as “performance-based compensation” under Section 162(m) (“Performance-Based Compensation”) shall be made only by a committee (or subcommittee of a committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as “performance-based compensation” under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be deemed to be references to such committee or subcommittee. “Covered Employee” shall mean any person who is, or whom the Committee, in its discretion, determines may be, a “covered employee” under Section 162(m)(3) of the Code.

(3)   Performance Measures.   For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the extent of vesting and/or delivery shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: (a) earnings per share, (b) return on average equity or average assets in relation to a peer group of companies designated by the Committee, (c) earnings, (d) earnings growth, (e) earnings before interest, taxes and amortization (EBITA), (f) operating income, (g) gross or product margins, (h) revenues, (i) expenses, (j) stock price, (k) market share, (l) reductions in non-performing assets, (m) return on sales, assets, equity or investment, (n) regulatory compliance, (o) satisfactory internal or external audits, (p) improvement of financial ratings, (q) achievement of balance sheet or income statement objectives, (r) net cash provided from continuing operations, (s) stock price appreciation, (t) total shareholder return, (u) cost control, (v) strategic initiatives, (w) net operating profit after tax, (x) pre-tax or after-tax income, (y) cash flow, or (z) a combination of one or more of the these goals, which may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary items and any other unusual or non-recurring items, (ii) discontinued operations, (iii) gains or losses on the dispositions of discontinued operations, (iv) the cumulative effects of changes in accounting principles, (v) the writedown of any asset, and (vi) charges for restructuring and rationalization programs. Such performance measures: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

(4)   Adjustments.   Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a Change in Control of the Company.

(5)   Other.   The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

15.     Exercising Options, Withholding for Awards, and Other Provisions.

                       A.   Means of Exercising Options.  Options may be exercised by giving written or electronic notice of exercise to the Company’s delegate for receipt of such notice, prior to the termination of the Option as set forth in this Plan, accompanied by full payment of the exercise price for the number of shares being purchased.  Except as the Committee may otherwise provide in an Option agreement, the purchase price of Common Stock acquired pursuant to the exercise of an Option (or any part or installment thereof) shall be paid for as follows: (a) in United States dollars in cash or by check, or (b) by delivery of notice in such form as the Company may designate together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds to pay the exercise price (a “Cashless Exercise”).  Subject to the discretion of the Committee, the purchase price of Common Stock acquired pursuant to the exercise of an Option may also be paid (i) through delivery of shares of Common Stock having a Fair Market Value equal as of the date of the exercise to the cash exercise price of the Option, (ii) by a net exercise arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price, or (iii) in any other form of legal consideration that may be acceptable to the Committee.  If the Committee exercises its discretion to permit payment of the exercise price of an ISO by means of the methods set forth in clauses (i), (ii) or (iii) of the preceding sentence, such discretion shall be exercised in writing at the time of the grant of the ISO in question.  The holder of an Option shall not have the rights of a stockholder with respect to the shares covered by such Option until the date of issuance of such shares.  Except as expressly provided in Paragraph 18 with respect to changes in capitalization and stock dividends, no adjustment will be made for dividends or similar rights for which the record date is before the date such stock certificate is issued or book entry is designated.  The Fair Market Value of the shares tendered or withheld to pay the exercise price of an Option shall be determined by the Board or the Committee effective as of the date of exercise of the Option in accordance with the principles of Paragraph 10.

                       B.   Withholding.  At the time any applicable restrictions on an Award lapse or an Option is exercised, in whole or in part, or at any time thereafter as requested by the Company, the holder shall make adequate provision for foreign, Federal and state tax withholding obligations of the Company, if any, at the minimum statutory withholding rate which arises in connection with the Award, including, without limitation, obligations arising upon (i) the exercise, in whole or in part, of an Option, (ii) the transfer, in whole or in part, of any shares acquired on exercise of an Option, (iii) the operation of any law or regulation providing for the imputation of interest, or (iv) the lapsing of any restriction on an Award or making of any election with respect to any shares acquired on exercise of an Option.  In furtherance of the foregoing, the Company may provide in an Award agreement that the Participant shall, as a condition of accepting the Award, direct a bank or broker, upon vesting, exercise or otherwise, to sell a portion of the shares underlying such Award that represent the amount, reasonably determined by the Company in its discretion, necessary to cover the Company’s withholding obligation related to the Award and remit the appropriate cash amount to the Company.  If not otherwise provided in an Award agreement, at the time of such vesting, lapse, or exercise, the Participant shall pay to the Company, as the case may be, any amount that the Company may reasonably determine to satisfy such withholding obligation.  Subject to the prior approval of the Committee, in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligations, valued at their Fair Market Value.  The Fair Market Value of the shares of an Award used to satisfy such withholding obligation shall be determined by the Board or the Committee as of the date that the amount of tax to be withheld is to be determined in accordance with the principles of Paragraph 10.  The Company may, to the extent permitted by law, deduct such tax obligations from any payment of any kind otherwise due to a Participant.

                       C.   Certificate Registration.  The certificate or certificates for the shares as to which the Option shall be exercised shall be registered in the name of the Participant, or, if applicable, the heirs of the Participant.

                       D.   Restrictions on Grant of the Option and Issuance of Shares.  The grant of the Option and the issuance of the shares upon exercise of the Option shall be subject to compliance with all applicable requirements of Federal or state law with respect to such securities.  The Option may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable Federal or state securities laws or other law or regulations.  In addition, no Option may be exercised unless (i) a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (ii) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.  THE OPTIONEE IS CAUTIONED THAT THE OPTION MAY NOT BE EXERCISABLE UNLESS THE FOREGOING CONDITIONS ARE SATISFIED.  ACCORDINGLY, THE OPTIONEE MAY NOT BE ABLE TO EXERCISE THE OPTION WHEN DESIRED EVEN THOUGH THE OPTION IS VESTED.  As a condition to the exercise of the Option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

                       E.   Fractional Shares.  The Company shall not be required to issue fractional shares upon the exercise of the Option.

16.     Change in Service.  The following provision shall govern the treatment of Awards granted under the Plan in the event of a change in service as described below, subject in all cases to the limitation in Paragraph 12C with respect to Options.  In addition, and subject to the limitation set forth in Paragraph 12C, the post-termination exercise period for applicable Non-Qualified Options will be extended if the Company’s Registration Statement on Form S-8 is not effective during some or all of the post-termination exercise period for a terminated employee(s) as set forth in subparagraphs A, B and C below; provided, however, the post-termination exercise period for such Options will not be extended if the Committee determines that such extension would have a material adverse effect on the Company.

          A.   Cessation of Service.  Except to the extent otherwise specifically provided in the documents evidencing the Option, any outstanding Option exercisable for fully vested shares at the time the Optionee ceases to provide services to the Company or a Related Entity as an employee, a non-employee Board member or a consultant for any reason other than disability, death or for Cause, then the Optionee will have a period of ninety (90) days (three (3) months in the case of an ISO) following the date of such cessation of service during which to exercise each outstanding Option held by such Optionee.

                       B.   Disability.  Should such service terminate by reason of disability, then any outstanding Option exercisable by the Optionee for fully vested shares at the time the Optionee ceases to provide services to the Company may be subsequently exercised by the Optionee during the six (6)-month period following the date of such cessation of service.  However, should such disability be deemed to constitute Permanent Disability, then the period during which each outstanding Option for fully vested shares held by the Optionee is to remain exercisable will be extended by an additional six (6) months so that the exercise period will be the twelve (12)-month period following the date of the Optionee’s cessation of service by reason of such Permanent Disability.  The term “Permanent Disability,” as used in this Plan, means a disability expected to result in death or that has lasted or can be expected to last for a continuous period of twelve (12) months or more, as described in Section 22(e)(3) of the Code.

                       C.   Death.  Any Option exercisable for fully vested shares by the Optionee at the time of death may be subsequently exercised by the personal representative of the Optionee’s estate or by the person or persons to whom the Option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution during the twelve (12)-month period following the date of the Optionee’s death.

                       D.   Cause.  Should the Participant’s service be terminated for Cause, then all outstanding Awards at the time held by the Participant, whether or not vested, will immediately terminate and cease to be outstanding.  The term “Cause,” as used in this Plan, means (i) the willful and continued failure by the Participant to substantially perform the duties and responsibilities of the Participant’s position, (ii) the conviction of the Participant by a court of competent jurisdiction for felony criminal conduct, (iii) the commission of any act of fraud, embezzlement or dishonesty by the Participant which is materially injurious to the Company (or any Related Entity) or its reputation, monetarily or otherwise, (iv) any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any Related Entity), or (v) any other intentional misconduct by such person adversely affecting the business or affairs of the Company or any Related Entity in a material manner, as determined by the Board.  The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company or any Related Entity may consider as grounds for the dismissal or discharge of any Participant or other person in the service of the Company or any Related Entity.  Notwithstanding the foregoing, in the event that a Participant has a definition of cause in an applicable employment agreement, change in control agreement or other written plan or agreement with the Company, such definition shall be applied in lieu of the definition herein.

                       E.   Leave of Absence.  For purposes of this Paragraph 16, a bona fide approved leave of absence (such as those attributable to illness, military obligations or governmental service) will not be considered an interruption of service under the Plan.  The leave of absence provision described above shall not apply to a consultant or advisor of the Company or any Related Entity.  Additionally, with respect to Options that are intended to qualify as ISOs, the leave of absence permitted under this paragraph shall not exceed the period of time set forth in Treas. Reg. § 1.421-1(h)(2) or any successor thereto.

                       F.   Modification of Hours Worked.  If a Participant’s service with the Company changes such that the number of hours that the Participant customarily works is increased or decreased for a period of five months or more, the Vesting Ratio reflected in the Award agreement shall be amended in accordance with the number of hours worked as set forth below.  The Vesting Ratio will be amended upon the Company’s determination that the work schedule change is expected to last for a period of five months or more.  For the purposes of this Plan, “Full Time” service is defined as customarily working 35 hours or more per week.  “Part Time” service is defined as customarily working 34 hours or fewer per week.

(1)   Full Time to Part Time Service.  In the event the Participant’s customary work schedule falls below Full Time, the Vesting Ratio reflected in the Award agreement will be reduced as follows:  (a) if the Participant customarily works between 25 and 34 hours per week for a period of five months or more, the Vesting Ratio in the Participant’s Award agreement will be reduced to 75% of the previous Vesting Ratio, or (b) in the event that the Participant customarily works less than 25 hours per week for a period of five months or more, the Vesting Ratio in the Participant’s Award agreement will be reduced to 50% of the previous Vesting Ratio.

(2)   Decrease in Part Time Service.  If the Participant’s customary work schedule decreases from between 25 and 34 hours per week to fewer than 25 hours per week, the Vesting Ratio in the Participant’s Award agreement will be decreased to 66% of the previous Vesting Ratio (rounded to the nearest whole or half percentage).

(3)   Part Time to Full Time Service.  In the event the Participant’s customary work schedule increases from Part Time to Full Time, the Vesting Ratio reflected in the Award agreement will be increased as follows: (a) if the Participant’s customary work schedule increases from fewer than 25 hours per week to 35 hours or more per week, the Vesting Ratio in the Participant’s Award agreement will be increased to 200% of the previous Vesting Ratio, or (b) if the Participant’s customary work schedule increases from between 25 and 34 hours per week to 35 hours or more per week, the Vesting Ratio in the Participant’s Award agreement will be increased to 133% of the previous Vesting Ratio (rounded to the nearest whole percentage).

(4)   Increase in Part Time Service.  If the Participant’s customary work schedule increases from fewer than 25 hours per week to between 25 and 34 hours per week, the Vesting Ratio in the Participant’s Award agreement will be increased to 150% of the previous Vesting Ratio.

17.     Assignability.  No Award shall be assignable or transferable by the Participant except by will or by the laws of descent and distribution.  During the lifetime of the Participant, each Option may be exercised only by the Optionee.

18.     Adjustments.  Upon the occurrence of any of the following events, a Participant’s rights with respect to Awards granted hereunder will be adjusted as hereinafter provided, unless otherwise specifically provided in the written agreement between the Participant and the Company relating to such Award.

                       A.   Recapitalization.  If any change is made to the Common Stock issuable under the Plan by reason of any merger, consolidation, stock split, stock dividend, extraordinary cash dividend, spin-off, recapitalization, combination of shares, exchange of shares or other similar event, then appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and, if applicable, price per share in effect under each outstanding Award under the Plan, and (iii) the maximum number of shares issuable to one individual pursuant to Paragraph 4.

                       B.  Change in Control.  A “Change in Control” means the occurrence, as the result of a single transaction or a series of transactions of any of the following events with respect to the Company (which for this purpose includes a successor whose stock is issued under the Plan):

(i)     any Person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding voting securities, excluding any Person who becomes such a beneficial owner in connection with a transaction described in Paragraph 18B(iii)(a) hereof.  “Person” shall have the meaning given in Section 3(a) of the Exchange Act, as amended, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (a) the Company or any of its subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or

(ii)    Incumbent Directors cease at any time and for any reason to constitute a majority of the number of directors then serving on the Board.  “Incumbent Directors” shall mean directors who either (a) are directors of the Company as of the Effective Date of the Plan or (b) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors to the Board); or

(iii)  there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof (the “Acquiror”)) at least a majority of the combined voting power of the securities of the Company or the Acquiror outstanding immediately after such merger or consolidation as appropriate, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding voting securities; or

(iv)  the stockholders of the Company approve a plan of liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or a substantial portion of the Company’s assets, other than a sale or disposition by the Company of all or a substantial portion of the Company’s assets to an entity, at least a majority of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

In the event of any Change in Control, each outstanding Option held by the Participant shall, immediately prior to the effective date of the Change in Control, become fully vested and exercisable with respect to the total number of shares of Common Stock at the time subject to such Option, and may be exercised for any or all of those shares as fully vested shares of Common Stock, subject to the consummation of the Change in Control.  In such event, the vesting and time at which such Options may be exercised shall be accelerated in full to a date prior to the effective date of the Change in Control as the Board shall determine (or, if the Board shall not determine such a date, to the date that is fifteen (15) days prior to the effective date of the Change in Control), and such Options shall terminate if not exercised at or prior to the effective date of the Change in Control.  Notwithstanding the foregoing, an Option shall not so accelerate if and to the extent: (i) such Option is assumed or otherwise continued in full force or effect by the successor corporation (or parent thereof) pursuant to the terms of the Change in Control, (ii) such Option is replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time of the Change in Control on the shares of Common Stock for which the Option is not otherwise at that time exercisable and provides for subsequent payout in accordance with the same vesting schedule applicable to those Option shares, or (iii) the acceleration of such Option is subject to other limitations imposed by the Committee at the time of the Option grant.  In addition, upon the occurrence of a Change in Control in which outstanding Restricted Stock, Restricted Stock Units or Other Stock-Based Awards are not assumed, continued or substituted, all outstanding shares of Restricted Stock and Other Stock-Based Awards shall be deemed to have vested, and all Restricted Stock Units shall be deemed to have vested and shares of Common Stock subject thereto shall be delivered, on a date prior to the effective date of the Change in Control as the Board shall determine (or, if the Board shall not determine such a date, on the date that is fifteen (15) days prior to the effective date of the Change in Control).  Nothing in this Paragraph 18B shall be deemed to require the Company or any successor corporation to pay any consideration to a Participant holding vested or unvested Options as of the effective date of the Change in Control with an exercise price equal to or in excess of the Fair Market Value of a share of Common Stock as determined by the Committee or Board applying the principles of valuation described in Paragraph 10.

Notwithstanding the foregoing, in the event of a Change in Control, all outstanding Awards granted by the Company to the Participant and held by the Participant shall, immediately prior to the effectiveness of the Change in Control, become vested and exercisable as to an additional number of shares equal to the number of shares as to which would have become vested and exercisable on the date twelve (12) months after the effectiveness of the Change in Control.  If the Participant has been employed by the Company for less than twelve (12) months immediately prior to the Change in Control, the number of Vested Shares shall be increased by the number of shares that would have become vested and exercisable on the date six (6) months after the consummation of the Change in Control.  In addition, if, within six (6) months following the Change in Control, the successor corporation (or parent thereof) terminates the employment of the Participant without Cause, upon such termination all of the shares subject to an Award shall become fully vested and exercisable.  “Cause” for this purpose shall mean the willful engaging by the Participant in illegal conduct or gross misconduct which is materially injurious to the successor corporation (or parent thereof).

                       C.   Vesting.  Subject to the limitations set forth in Paragraph 3C and this Paragraph 18 of the Plan, the Committee may provide that: (i) any Options will, at any time, become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be; (ii) any part or all of the restrictions or conditions applicable to Full Value Awards may be removed or modified or that such Full Value Awards may become immediately exercisable or realizable in full (and the Committee may waive the forfeiture provisions thereof); and (iii) any Performance Awards will, at any time after the first anniversary of the grant date, become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

                       D.   Modification of ISOs.  Notwithstanding the foregoing, any adjustments made pursuant to subparagraphs A, B or C above with respect to ISOs shall be made in a manner intended to avoid any adverse tax consequences for the holders of such ISOs, unless otherwise determined by the Committee.  If the Committee determines that such adjustments made with respect to ISOs would constitute a modification, extension, or renewal (as those terms are defined in Section 424 of the Code) of such ISOs, the Committee may (but is not required to) refrain from making such adjustments.

                       E.   Issuances of Securities.  Unless otherwise determined by the Committee, and except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to an Award.  Unless otherwise determined by the Committee, no adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

                       F.   Adjustments.  Upon the happening of any of the events described in subparagraphs A or B above, the class and aggregate number of shares set forth in Paragraph 3 hereof that are subject to Awards which previously have been or subsequently may be granted under the Plan (including outstanding Awards incorporated into this Plan from a Prior Plan) will also be appropriately adjusted to reflect the events described in such subparagraphs.  The Committee or the successor board shall determine the specific adjustments to be made under this Paragraph 18 and, in accordance with Paragraph 2, its determination shall be conclusive.

If any person owning restricted Common Stock obtained by exercise of an Award made hereunder receives shares or securities or cash in connection with a corporate transaction described in subparagraphs A or B above as a result of owning such restricted Common Stock, such shares or securities or cash shall be subject to all of the conditions and restrictions applicable to the restricted Common Stock with respect to which such shares or securities or cash were issued, unless otherwise determined by the Committee.

19.     Term, Suspension and Amendment of Plan.  The Plan will expire on the tenth anniversary of the Effective Date (except as to Awards outstanding on that date).  The Board may, at any time, amend, suspend, or terminate the Plan as to any shares of Common Stock as to which Awards have not been made.  The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects, including, without limitation, amendments or modifications relating to ISOs and certain nonqualified deferred compensation under Section 409A of the Code and to bring the Plan or Awards granted under the Plan into compliance therewith.  However, except as provided in Paragraph 18 of the Plan, stockholder approval shall be required for any amendment of the Plan that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially modifies the requirements as to eligibility for participation under the Plan, (iii) materially increases the benefits accruing to Participants under the Plan, or (iv) increases the term of the Plan.  No amendment, suspension or termination of the Plan may adversely affect the rights and obligations with respect to Awards at the time outstanding under the Plan without the consent of the Participant.  In addition, certain amendments may, as determined by the Board in its sole discretion, require stockholder approval pursuant to applicable laws, rules or regulations, including applicable rules of any exchange on which the Common Stock is listed.

20.     Non-U.S. Employees.  Notwithstanding anything in the Plan to the contrary, with respect to any employee who is resident outside of the United States, the Board may, in its sole discretion, amend the terms of the Plan in order to conform such terms with the requirements of local law or to meet the objectives of the Plan; provided, however, that this Paragraph 20 shall not authorize the Board to amend the provisions of Paragraph 3 hereof.  The Board may, where appropriate, establish one or more sub-plans for this purpose.

21.     Application of Funds.  The proceeds received by the Company under the Plan shall be used for general corporate purposes.

22.     Governmental Regulation.  The Company’s obligation to sell and deliver shares of the Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

23.     Notice to Company of Disqualifying Disposition.  Each employee who receives an ISO must agree to notify the Company in writing immediately after the employee makes a Disqualifying Disposition of any Common Stock acquired pursuant to the exercise of an ISO.  A “Disqualifying Disposition” is any disposition (including any sale) of such Common Stock before the later of (a) two years after the date the employee was granted the ISO, or (b) one year after the date the employee acquired Common Stock by exercising the ISO.  If the employee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

24.     Governing Law.  The validity and construction of the Plan and the instruments evidencing Awards shall be governed by the laws of the State of Delaware, or the laws of any other jurisdiction in which the Company or its successors in interest may be organized.

25.     No Employment/Service Rights.  Nothing in the Plan confers upon any Participant any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any Related Entity or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s service at any time for any reason, with or without Cause.

26.     Section 409A Requirements.  Notwithstanding anything to the contrary in this Plan or any Award agreement, these provisions shall apply to any payments and benefits otherwise payable to or provided to a Participant under this Plan and any Award.  For purposes of Section 409A of the Code, each “payment” (as defined by Section 409A of the Code) made under this Plan or an Award shall be considered a “separate payment.”  In addition, for purposes of Section 409A of the Code, payments shall be deemed exempt from the definition of deferred compensation under Section 409A of the Code to the fullest extent possible under (i) the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), and (ii) with respect to amounts paid as separation pay no later than the second calendar year following the calendar year containing the participant’s “separation from service” (as defined for purposes of Section 409A of the Code) the “two years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference.  If the Participant is a “specified employee” as defined in Section 409A of the Code (and as applied according to procedures of the Company and its affiliates) as of his separation from service, to the extent any payment under this Plan or an Award constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A of the Code) and to the extent required by Section 409A of the Code, no payments due under this Plan or an Award may be made until the earlier of: (i) the first day of the seventh month following the Participant’s separation from service, or (ii) the Participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the Participant’s separation from service.  To the extent that the payment terms for an Award are otherwise set forth in a written employment agreement or change in control agreement with a Specified Employee (or other Company plan applicable to the Specified Employee) and such payment terms otherwise meet the requirements of Section 409A of the Code and the application of such terms does not result in a violation of Section 409A of the Code, the foregoing payment terms shall be disregarded and the payment terms set forth in the applicable agreement or plan shall apply.  If this Plan or any Award fails to meet the requirements of Section 409A of the Code, neither the Company nor any of its affiliates shall have any liability for any tax, penalty or interest imposed on the Participant by Section 409A of the Code, and the Participant shall have no recourse against the Company or any of its affiliates for payment of any such tax, penalty or interest imposed by Section 409A of the Code.

Board Approval Date:  November 10, 2008

Stockholder Approval Date:  January 6, 2009